Exhibit 10

STOCK PURCHASE AGREEMENT

between

MERHAV AMPAL ENERGY LIMITED
as Purchaser,

and

MERHAV (M.N.F.) LIMITED
as Seller

of normal shares

of

EAST MEDITERRANEAN GAS CO. S.A.E.

Dated as of August 1, 2006

i

ARTICLE V CONDITIONS TO OBLIGATIONS OF SELLER		12
5.01	Representations and Warranties	12
5.02	Performance	12
5.03	Certificates	12
5.04	Authority Documents	12
5.05	Payment of Purchase Price	12
5.06	Orders and Laws	12
5.07	Shareholders Agreement	13
5.08	Other Documents	13

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		13
6.01	Survival of Representations and Warranties	13
6.02	Indemnification by Seller	13
6.03	Indemnification by Purchaser	13
6.04	Procedures Relating to Indemnification	13
6.05	Other Claims	15
6.06	Indemnification Limitations	15

ARTICLE VII OPTION		16
7.01	Option to Purchase Additional Shares	16
7.02	Purchase Price for Optional Shares	16
7.03	Exercise of Option	16

ARTICLE VIII EXCLUSIVITY		16
8.01	Exclusivity	16

ARTICLE IX CERTAIN COVENANTS		17
9.01	Covenants of Seller	17
9.02	Covenants of Each Party	18
9.03	Covenants of Purchaser	18
9.04	Notification of Certain Matters; Certain Consents	18
9.05	Other Agreements	19
9.06	Public Announcements	19

ARTICLE X TERMINATION		20
10.01	Termination	20
10.02	Effect of Termination	20

ARTICLE XI MISCELLANEOUS		20
11.01	Notices	20
11.02	Entire Agreement	20
11.03	Expenses	21
11.04	Waiver	21
11.05	Amendment	21
11.06	Governing Law	21
11.07	Rights Under This Agreement; Non-assignability	21
11.08	Headings; References to Sections	22
11.09	Counterparts	22

ii

STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT, dated as of August 1, 2006 (this “Agreement”), between Merhav (m.n.f.) Limited, a company organized under the laws of the State of Israel (“Seller”), and Merhav Ampal Energy Limited, a company organized under the laws of the State of Israel (“Purchaser”). Capitalized used herein but not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A hereto.

Recitals

        WHEREAS, the Seller and Purchaser entered into that certain Omnibus Agreement, dated as of December 1, 2005 (the “Omnibus Agreement”), pursuant to which Purchaser purchased the beneficial interest in 1,200 normal shares (the “Initial Shares”), with nominal value of $1,000 per share, of the capital stock (the “EMG Stock”) of East Mediterranean Gas. Co. S.A.E., a company organized under the laws of Egypt (“EMG”) representing 2% of all issued and outstanding capital stock of EMG;

        WHEREAS, the Omnibus Agreement also provided for an option for Purchaser to purchase up to an additional 10,013 shares of EMG stock from Seller, on terms to be negotiated by the Seller and Purchaser;

        WHEREAS, Purchaser has agreed to purchase, and Seller has agreed to sell to Purchaser, an additional 2,760 shares (the “New EMG Shares”) of EMG Stock in accordance with the terms of this Agreement; and

        WHEREAS, the Seller has also agreed to extend a further option to Purchaser to purchase up to 3,540 additional shares EMG Stock as provided for in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties with the intention of being legally bound hereto agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING

        1.01      Sale of New EMG Shares. At Closing, Seller shall, at the option of Purchaser, either (i) sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, all of the rights, title and interest of Seller in and to the New EMG Shares on the terms and subject to the conditions set forth in this Agreement or (ii) sell, assign and transfer on to Purchaser the beneficial ownership interest in the New EMG Shares.

        1.02      Purchase Price, (a) Subject to Section 1.02(b) hereof, the purchase price (the “Purchase Price”) for the New EMG Shares shall be $100,000,000, in the aggregate (based on a per share purchase price of $36,231.88), payable as follows: (i) $50,000,000 in cash (such amount herein referred to as the “Cash Consideration”) and (ii) 10,248,001 shares of the Class A Stock, par value $1.00 per share (the “Ampal Stock”), of Ampal-American Israel Corporation (“Ampal”) (having an aggregate value of $50,000,000, based on the average of the per share closing sales prices of Ampal Stock as reported on the Nasdaq National Market (or such other national securities exchange or automated quotation system which is then the principal place of listing or quotation of shares of the Ampal Stock), for the period from July 3, 2006, to the date immediately preceding the date hereof) (such shares of Ampal Stock herein referred to as the “Stock Consideration”). The Cash Consideration shall be payable in immediately available funds to the account of Seller designated (such designation to be no later than two (2) days prior to the Closing Date) in writing by Seller to Purchaser. Subject to the provisions of Section 9.02, the Stock Consideration shall be paid by the delivery to Seller by Purchaser of the requisite number of validly issued shares of Ampal Stock in the name of Seller or its designee, at such time that Ampal has received all Purchaser Approvals necessary, including any required approval of the shareholders of Ampal, for the delivery of the stock consideration to the Seller.

    (b)        In the event that from the date hereof through the second anniversary of the Closing Date the Seller enters into a binding agreement for the sale, assignment or disposition, other then with respect to an Affiliate (each of said acts being referred to as a “Transfer”) of some or all of the shares EMG stock then held by the Seller (the “Merhav Shares”) to a third party and the purchase price per share (the “Third Party Per Share Purchase Price”) for such Merhav Shares is lower than the Purchase Price per share of the New EMG Shares hereunder (the “Per Share Purchase Price”), then the Per Share Purchase Price shall be reduced to the Third Party Per Share Purchase Price and upon closing of the Transfer of such Merhav Shares to such third party, the Seller shall either, at the election of Seller, (i) transfer to Purchaser an amount of EMG Stock having a value equal to the product of (x) the excess of the Per Share Purchase Price over the Third Party Per Share Purchase Price multiplied by (y) the sum of (1) New EMG Shares and (2) any shares purchased pursuant to the Option; or (ii) deliver to Purchaser an amount, in cash, equal to the amount specified in (i) above. In the event the Transfer is for consideration other than cash, or is in such a structure or type which is substantially different from the transaction contemplated hereby, the Parties shall negotiate in good faith for not more than 15 days to mutually agree upon a fair and correct comparison between the Per Share Purchase Price and the Third Party Per Share Purchase Price as a result of the non-cash consideration. In the event the Parties are unable to reach such mutual agreement in such 15 day period, then the adequate value of the Third Party Per Share Price shall be determined by Houlihan Lokey Howard and Zukin, whose determination shall bind the Parties.

    (c)        In the event that from the date hereof through second anniversary of the Closing Date the Seller enters into Transfer of some or all of the Merhav Shares to a third party and the Third Party Per Share Purchase Price for such Merhav Shares is lower than the Purchase Price per share of the Initial Shares, then the Per Share Purchase Price shall be reduced to the Third Party Per Share Purchase Price and upon closing of the Transfer of such Merhav Shares to such third party, the Seller shall either, at the election of Seller, (i) transfer to Purchaser an amount of EMG Stock having a value equal to the product of (x) the excess of the Per Share Purchase Price over the Third Party Per Share Purchase Price multiplied by (y) the number of Initial Shares; or (ii) deliver to Purchaser an amount, in cash, equal to the amount specified in (i) above. In the event the Transfer is for consideration other than cash, or is in such a structure or type which is substantially different from the transaction contemplated hereby, the Parties shall negotiate in good faith for not more than 15 days to mutually agree upon a fair and correct comparison between the Per Share Purchase Price and the Third Party Per Share Purchase Price as a result of the non-cash consideration. In the event the Parties are unable to reach such mutual agreement in such 15 day period, then the adequate value of the Third Party Per Share Price shall be determined by Houlihan Lokey Howard and Zukin, whose determination shall bind the Parties.

        1.03      Closing. (a) Subject to satisfaction or waiver of the conditions set forth in Articles IV and V, the purchase and sale (the “Closing”) of the New EMG Shares and the payment of the Purchase Price in the manner described in Section 1.02, will take place on or before August 7, 2006 (the “Deadline”) at 10:00 a.m. on a business day mutually agreeable to Purchaser and Seller. The Closing shall take place at the offices of Seller, 33 Havazelet Hasharon St., Herzliya Pitvah, Herzliya 46105, Israel, or at such other place as the parties may agree (such date of Closing, the “Closing Date”).

    (b)        Each Party, provided that it is not then in default or in breach of this Agreement, shall have the right to extend the Deadline for a period of thirty days from August 2, 2006, which extension shall be exercisable by delivery of written notice to the other Party prior to the date hereof.

        1.04      Deliveries by Seller at Closing. Subject to the terms and conditions hereof, at or before the Closing, Seller shall take the following action:

    (1)        If Purchaser elects pursuant to clause (i) of Section 1.01 to cause the Transfer of beneficial and legal title to the New EMG Shares to be completed at Closing, deliver valid beneficial and legal title to Purchaser of the New EMG Shares and the Initial Shares by delivering (i) a certificate or certificates representing all of the Initial Shares and New EMG Shares, together with stock powers or other instruments necessary for the valid transfer of the beneficial and legal title of the Initial Shares and the New EMG Shares to Purchaser dated the Closing Date and duly endorsed to Purchaser (the “Transfer Instruments”) and (ii) causing EMG to record such transfer of the New EMG Shares on its stock registry or other appropriate record of the Company;

    (2)        In the event Purchaser elects to receive at Closing only the beneficial interest pursuant to clause (ii) of Section 1.01, the Seller shall deliver such instruments of transfer as reasonably requested to evidence the sale, transfer and assignment of the beneficial ownership of EMG Shares to Purchaser (the “Beneficial Interest Transfer Instruments”).

    (3)        If Purchaser elects pursuant to clause (i) of Section 1.01 to cause the Transfer of beneficial and legal title to the New EMG Shares to be completed at Closing, deliver to Purchaser copies of all required Approvals required for the consummation of the transactions contemplated hereunder, including without limitation those approvals set forth on Schedule 2.04 hereof;

(4) Deliver to Purchaser a release of the New EMG Shares, in form and substance satisfactory to Purchaser, from Bank Leumi of the floating charge over Seller’s assets, (the “Release”);

    (5)        In the event Purchaser elects to receive on the Closing Date only the beneficial interest in the New EMG Shares pursuant to clause (ii) of Section 1.01, deliver to Purchaser all documents, agreements and instruments, satisfactory to Purchaser in its sole discretion, that are necessary, or advisable for creating a valid first priority security interest on the Initial Shares and the New EMG Shares, for the benefit of Purchaser (the “Pledge Documents”) securing the obligations of Seller under this Agreement;

(6) deliver to Purchaser the Shareholders Agreement duly executed by the Seller;

(7) deliver to Purchaser a Disclosure Letter, in form and substance satisfactory to Purchaser (the “Disclosure Letter”);

(8) deliver to Purchaser all other documents, certificates and instruments required to be delivered by Article IV hereof; and

    (9)        deliver to Purchaser such documents reasonably requested by Purchaser evidencing the obligation and agreement of Y.M. Noy Investments Ltd. (“Y.M. Noy”) to vote its shares of Ampal Stock in favor of the issuance of the Stock Consideration to Seller.

        1.05      Deliveries by Purchaser at Closing. Subject to the terms and conditions hereof, at or before the Closing, Purchaser shall take the following action:

(1) pay the Cash Consideration in accordance with Section 1.02;

    (2)        deliver to Seller copies of any required Purchaser Approvals set forth on Schedule 4.07, provided, however, that Approvals with respect to the delivery of the Stock Consideration to Seller shall not be required at Closing, but will be subject to the provisions of Section 9.02;

(3) deliver to Seller the Shareholder’s Agreement, duly executed by Purchaser; and

(4) deliver to Seller all other documents, certificates and instruments required to be delivered by Article V hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents, warrants and covenants to Purchaser as follows:

        2.01      Existence; Authority; Enforceability. Seller is a company duly organized and validly existing under the laws of Israel. Seller has the requisite power and authority to enter into this Agreement, the Shareholders Agreement, the Pledge Documents and each other agreement entered into, or to be entered in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transaction Documents”) and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by Seller of each Transaction Document to which it is or will be a party, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all corporate action of Seller. Seller has (or will at Closing have) duly and validly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes (or at Closing will constitute) its legal, valid and binding obligation, enforceable against Seller, in accordance with its terms. EMG is a company with limited liability, duly organized, validly existing under the laws of the Arab Republic of Egypt. EMG’s principal place of business is at 26 Roushdy St., Heliopolis, Cairo, Egypt.

        2.02      The New EMG Share. (a) The authorized number of shares of EMG stock is 60,000. The record holders of the shares of EMG Stock are as follows:

Name	Number Shares	Percentage

Mediterranean Gas Pipeline Company	39,000	65%
Egyptian General Petroleum Corporation	6,000	10%
Merhav (m.n.f.) Limited	15,000	25%

The EMG Organizational Documents provide shareholders of EMG with a priority right with respect to new issuances of EMG Stock.

    (b)        Seller has legal title to 15,000 shares of EMG Stock, representing 25% of the issued and outstanding capital stock or other equity interest of EMG on a fully-diluted basis of which Seller beneficially owns 13,800 normal shares of EMG stock, representing 23% of all of the issued and outstanding capital stock or other equity interest of EMG on a fully-diluted basis . To the best knowledge of Seller, after due inquiry, all of the issued and outstanding shares of capital stock of EMG have been duly authorized, validly issued are fully paid, nonassessable and except as set forth in the EMG Organizational Documents, free of preemptive rights (other than the preemptive right set forth in Section 2.02(a)), with no personal liability attaching to the ownership thereof. The New EMG Shares represent 4.6% of the issued and outstanding shares of capital stock of EMG and together with Initial Shares, represent 6.6% of the issued and outstanding shares of capital stock of EMG. To the best knowledge of Seller, after due inquiry, there are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any capital stock of EMG, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating EMG to issue or dispose of any of its capital stock or any ownership interest therein. To the best knowledge, of Seller, there are no transfer taxes or similar fees payable in connection with the transfer of the New EMG Shares and the Initial Shares to Purchaser or its designee. In the event there are transfer taxes or similar fees payable, then that would not be considered a breach of the representation of Seller, provided Seller shall bear and pay all such taxes and fees. EMG has no subsidiaries. The New EMG Shares have identical, rights, preferences, priorities and designations and are fully paid and non-assessable. Members of the board of directors of EMG (the “Board”) are elected by the general assembly of EMG pursuant to Article 43 of the EMG Organizational Documents. Pursuant to Article 21 of the EMG Organizational Documents, Seller is currently represented on the Board by two directors, which number is reflective of Merhav’s current holdings of EMG Stock. The current chairman of the Board is an appointee of Mediterranean Gas Pipeline Company.

    (c)        Seller is the record owner of and has good title to, the New EMG Shares, and except as set forth in EMG’s Organizational Documents, the Pledge Documents and the Shareholders Agreement such shares are, or will be at Closing, free and clear of any and all liens, pledges, assessments, security interests, transfer restrictions, adverse claim, levy, change, other encumbrance or interest of any Person of any kind (collectively “Liens”). Subject to the rules of the General Investment Authority as such may be from time to time, and to notification to the General Investment Authority, there are no restrictions in the EMG Organizational Documents to transfer of the New EMG Shares and all shares of EMG Stock are freely transferable, with no approvals or consents required from EMG, any Governmental Authority or any other Person. Seller (i) is not party to any, and has not granted to any other Person any, and there are no outstanding options, warrants, subscription rights, rights of first refusal or any other rights providing for the acquisition or disposition of the New EMG Shares or the Option Shares or any other equity interest in the Company and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of its shares of EMG Stock, other than the Nominee Agreement. Upon delivery of the Beneficial Interest Transfer Instruments, Purchaser shall have the good and valid beneficial ownership of the New EMG Shares free and clear of any Liens. Upon the delivery of the Transfer Instruments, Purchaser shall have good and valid beneficial ownership of and legal to the Initial Shares and New EMG Shares, free and clear of any Liens.

        2.03      Certain Matters Relating To EMG. (a) The corporate purpose of EMG is, inter alia, to construct and operate a natural gas pipeline from El-Arish Egypt to Ashkelen, Israel, and other points in the east Mediterranean, for delivery of natural gas from Egypt (“the Pipeline”).

    (b)        To the best knowledge of Seller, after due inquiry, and other than insurance policies, contracts and/or agreements related to obtaining land in Israel for the construction of EMG’s pipeline and related facilities and other agreements related to connection of its pipeline to the Israeli national grid, which are currently being negotiated, the contracts and agreements specified in Section 2.03(b) of the Disclosure Letter, are all the contracts and agreements necessary and advisable for the construction, completion, financing and operation of the Pipeline have been entered into by EMG and a reputable counterparty, and to the knowledge of Seller after due inquiry, are valid, binding and enforceable against each counterparty. To the best knowledge of Seller, after due inquiry, EMG has obtained all the financing required for the completion of the Pipeline. Construction of the Pipeline will commence in 2007 and is currently estimated to be completed by January 1, 2008.

    (c)        EMG has entered into long term purchase and long term sales contracts for the purchase and sale of natural gas. EMG’s gas sale contract with its first long term secured customer is a “take or pay” agreement which requires such customer to take or pay certain amounts of natural gas, whether or not it actually requested delivery of such amounts through each year of the term of the agreement. All such sales and purchase contracts and their respective terms and conditions were made available to the Ampal Advisors in the Data Room.

    (d)        EMG, and the construction of the Pipeline has the support of the governments of Israel and Egypt, as set forth in the Memorandum of Understanding Relating to the Purchase and Transmission of Natural Gas Through a Pipeline Between the Government of the State of Israel and the Government of the Arab Republic of Egypt. Seller is not aware of any condition or fact that which may result in the withdrawing of such governmental support for EMG or construction of the Pipeline by the government of the state of Israel or the Government of the Arab Republic of Egypt.

    (e)        The General Assembly of EMG has passed a resolution, pursuant to which, EMG shall distribute at least 85% of yearly Net Profit (as hereinafter defined) to the shareholders on a pro rata basis. EMG calculates its net profit (“Net Profit”) by deducting from the gross income of EMG the following: (i) gas purchase costs; (ii) management and operations agreement fees and expenses; (iii) company expenses, including annual bonuses for Board members and profit; sharing, annual employees bonus and profit sharing; (iv) social taxes and Egyptian legal reserves; (v) interest and other financial expenses; (vi) depreciation of fixed assets at 10% per year; and (vii) reserve accounts within a limit of 5% of the investment cost. Seller shall not take any action to vote its shares of EMG Stock, or cause or permit any of the directors of EMG that it has designated to vote, to reduce the amount of Net Profits to be distributed below 85% of Net Profits. A 80% vote of shareholders at a General Assembly of EMG would be required to reduce the required distribution of Net Profits to be below 85% of the Net Profits.

    (f)        Subject to the limitations set forth in the Memorandum of Understanding Relating to the Purchase and Transmission of Natural Gas Through a Pipeline Between the Government of the State of Israel and the Government of the Arab Republic of Egypt, EMG will be exempt from taxation in Israel on any income derived from the sale and transportation of natural gas from Egypt to Israel so long as (x) a majority of the equity of EMG are not held by, directly or indirectly, Israeli citizens and (y) the control and management of EMG is carried on outside of Israel and the management team of EMG does not consist of any Israeli citizens or residents.

        2.04      Compliance With Law; Consents. Except as set forth in Section 2.04 of the Disclosure Letter, no approval or consent (“Approval”) of any Person or Governmental Authority is required to be made or obtained by Seller in connection with (i) the execution, delivery or performance of this Agreement or any other Transaction Document to be entered into by Seller, or (ii) the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document. Seller, and to the best of Seller’s knowledge, after due inquiry, EMG are in compliance in all respects with all applicable Laws, except where such failure would not have or could not reasonably by expected to have a Material Adverse Effect or have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by, and perform its obligations, under this Agreement or any other Transaction Document.

        2.05      Brokers. Other than fees to be paid to Egyptian brokers with respect to registration of legal title in the New EMG Shares (and the Initial Shares) and any Option Shares exercised by Purchaser, neither Seller nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

        2.06      Disclosure and Due Diligence Procedure. (a) (i) To the best of Seller’s knowledge EMG has provided to Purchaser all documents and information in EMG’s or any of EMG’s Affiliate’s possession or control relating to EMG, the New EMG Shares and EMG’s business and prospects, and (ii) Seller has provided to Purchaser all documents and information in EMG’s or any of its Affiliate’s possession or control relating to EMG, the New EMG Shares and EMG’s business and prospects. Seller has not withheld from Purchaser, Giza Singer Even Ltd. (“GSE”) (in connection with GSE’s preparation of the a valuation report of EMG), Bryan Cave LLP, Houlihan Lokey Howard and Zukin, PricewaterhouseCoopers or any other advisor of Ampal designated to work on and receive information in connection with the transactions contemplated hereunder (each an “Ampal Advisor”), any information or documents in the Seller’s possession or control, regarding Seller, its Affiliates, EMG or EMG’s business or prospects, as the case may be, that are reasonably material in connection with a decision to purchase the EMG Shares, in determining the valuation of EMG, and analyzing EMG’s business and prospects. To the best of Seller’s knowledge, after due inquiry, the documents made available to the Ampal Advisors by EMG in the data room (the “Data Room”) open in Cairo, Egypt from June 11, 2006 through June 13, 2006 established pursuant to the NDA Agreement represent all the material agreements, contracts, instruments and documents in connection with the organization and governance of EMG, and the design, planning, engineering, construction, financing and operation of EMG and the Pipeline. Seller has reviewed the Bryan Cave LLP Due Dilgence Report, dated July 5, 2006, the report of PricewaterhouseCoopers dates June 20, 2006, the report of Houlihan, Lokey, Howard and Zukin dated July 2006, and, and any supplements thereto through the Closing Date (collectively, the “Due Diligence Reports”). Neither Seller nor any of its Affiliates are aware of any untrue statement of material fact in the draft Economic Valuation, dated November 11, 2005, prepared by GSE or any of the Due Diligence Reports. No representation or warranty by Seller contained in this Agreement or any other Transaction Document, and no information contained in any other instrument furnished or to be furnished to Purchaser or any Ampal Advisor, as the case may be, pursuant hereto or in connection with the transaction contemplated by this Agreement, any other Transaction Document or in connection with the Valuation Reports or any of the Due Diligence Reports, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Seller is not aware of any facts or circumstances which would cause the representations and warranties of Seller contained in this Agreement or any other Transaction Document to be untrue or incorrect. To the knowledge of Seller, after due inquiry, there is no fact, circumstance or condition which has had or could reasonably be expected to have a material adverse effect on EMG or Seller, which has not been disclosed by Seller to Purchaser or its representatives.

        2.07      No Conflicts. Except as disclosed on Section 2.07 of the Disclosure Letter hereto, and subject to obtaining any Approvals, the execution, delivery and performance by Seller of this Agreement, and any other Transaction Document to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby do not (i) conflict with or result in any breach of any of the provisions of, or result in the imposition of any Lien under, the provisions of any contract, license, or permit by which Seller or any of its Affiliates, and to the best knowledge of Seller, after due inquiry, EMG or any of its Affiliates are bound, (ii) violate, conflict with or result in any breach of any of the provisions of the organizational documents of Seller or the EMG Organizational Documents, (iii) conflict with or result in, in any material respect, the violation of any Laws applicable to the Seller, EMG or EMG’s business, or (iv) require the consent of any Governmental Authorities having jurisdiction over the Seller or EMG, except for such conflicts, breaches, violations, and Liens which would not, individually or in the aggregate, have a material adverse effect on the EMG Shares or the business, assets or financial condition or prospects of EMG (a “Material Adverse Effect”) or the ability of Seller to consummate the transactions contemplated hereby.

        2.08      EMG Documents. (a) Section 2.08 of the Disclosure Letter sets forth a complete and accurate list of all documents contracts and instruments (the “EMG Documents”) relating to EMG in Seller’s possession or control and/or made available by EMG, at the request of Seller to the Ampal Advisors in the Data Room, and to the best of Seller’s knowledge after due inquiry, there are no other contracts, documents, organizational instruments, minutes, consents or resolutions of either the board of directors or shareholders of EMG. To best of Seller’s knowledge, neither EMG or any other party is in default under any of the EMG Documents.

    (b)        To the best of Seller’s knowledge, the copies of such contracts made available at the available at the Data Room were the true, complete and correct copies of all such contracts and agreements. Since June 13, 2006, to the best of Seller’s knowledge, no amendments to such contracts have been entered into and all such contracts are in full force and effect and EMG has not entered into any other material contract.

    (c)        Section 2.08(c) of the Disclosure Letter sets forth all of the EMG Organizational Documents, the minutes, resolutions and consents of the board of directors and the shareholders (including minutes of all the meetings of the General Assembly of EMG), true, complete and correct copies of which have been provided or made available to Purchaser in the Data Room.

        2.09      EMG Compliance. To the best of Seller’s knowledge, EMG is (i) in compliance with and not in default or violation of the EMG Organizational Documents, (ii) in material compliance with and not in material default of any Law or order or by which any of its properties, rights or assets are bound or affected, except in the case of clause (ii) where any failure to comply, or any default or violation thereof, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        2.10      Litigation. There is no (a) litigation pending on behalf of or against or, to the best knowledge of Seller, material litigation threatened in writing on behalf of or against EMG or Seller or any of their properties, rights or assets (including cease and desist letters or requests for a license) or (b) litigation which questions or challenges (i) the validity of this Agreement or any Transaction Document or (ii) any action taken or to be taken by the Seller pursuant to this Agreement or any Transaction Document or in connection with the transactions contemplated hereby or thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        3.01      Existence; Authority; Enforceability. Purchaser is a company duly organized and validly existing under the laws of Israel. Purchaser has the requisite power and authority to enter into this Agreement, the Shareholders Agreement and each other agreement entered into or to be entered into by Purchaser in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transaction Documents”) and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of each Transaction Document to which it is or will be a party, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all corporate action of Purchaser. Purchaser has (or will at Closing have) duly and validly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes (or at Closing will constitute) its legal, valid and binding obligation, enforceable against Seller, in accordance with its terms.

        3.02      Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any applicable jurisdiction, of any kind now pending or, to Purchaser’s knowledge, threatened against Purchaser, that question the validity of this Agreement or seek to delay, prohibit or restrict in any manner any action taken or to be taken by Purchaser under this Agreement.

        3.03      No Conflicts. Subject to Purchaser obtaining Purchaser Approvals, the execution, delivery and performance by Purchaser of this Agreement and the other documents and agreements contemplated by this Agreement to which Purchaser is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby do not (i) conflict with or result in any breach of any of the provisions of, or result in the imposition of any lien under, the provisions of any contract, license, or permit by which Purchaser is bound, (ii) violate, conflict with or result in any breach of any of the provisions of the certificate of incorporation or by-laws of Purchaser, (iii) conflict with or result in, in any material respect, the violation of any laws applicable to Purchaser, or (iv) require the consent of any governmental authorities having jurisdiction over Purchaser.

        3.04      Compliance With Law; Consents. Except as set forth in Section 2.04, no approval or consent (a “Purchaser Approval”) of any Person or Governmental Authority is required to be made or obtained by Purchaser in connection with (i) the execution, delivery or performance of the this Agreement or any other Transaction Document to be entered into by Purchaser, or (ii) the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document. Purchaser, and to the best of Purchaser’s knowledge, after due inquiry, EMG are in compliance in all respects with all applicable Laws, except where such failure would not have or could not reasonably by expected to have a Material Adverse Effect or have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by, and perform its obligations, under this Agreement or any other Transaction Document.

        3.05      Brokers. Neither Purchaser nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

        3.06      Ampal Stock. The shares of Ampal Stock constituting the Stock Consideration, when issued and delivered to Seller hereunder, shall be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

        3.07      Due Diligence. In the Data Room, Purchaser and the Ampal Advisors were provided with the opportunity to conduct due diligence, including having certain meetings with EMG’s management and other representatives of EMG. For the avoidance of any doubt, nothing in this section 3.07 shall diminish or otherwise limit the representations and warranties provided by Seller under this Agreement.

ARTICLE IV
CONDITIONS TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser hereunder to purchase the New EMG Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

        4.01      Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement or any other Transaction Document (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct on and as of such earlier date.

        4.02      Performance. Seller shall have performed and complied with, each agreement and obligation required by this Agreement to be so performed or complied with by such Seller at or before the Closing.

        4.03      Material Adverse Effect. From June 1, 2006 through the Closing Date, there shall not have occurred any event or occurrence that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

        4.04      Certificates. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying as to the fulfillment by Seller of the condition set forth in Section 4.01 through 4.03.

        4.05      Authority Documents. Seller shall have delivered to Purchaser a certificate of the sole member of Seller’s board of directors certifying as to (i) incumbency and authority of persons executing, the Transaction Documents on behalf of Seller, (ii) the resolutions or minutes of the board of directors or other governing body of Seller authorizing the execution, delivery and performance of this Agreement and each other Transaction Document, and (iii) certificate of incorporation, by-laws or other similar organizational document of Seller.

        4.06      EMG Notification. In the event Purchaser elects to cause the transfer of legal title of the New EMG Shares to Purchaser to be completed at Closing pursuant to clause (i) of Section 1.01, Seller shall have delivered to Purchaser evidence that all notifications and other actions required under the laws of Egypt and the EMG Organizational Documents to validly reflect the transfer of the New EMG Shares and the Initial Shares to Purchaser or its designee, have been given or taken.

        4.07      Approvals. Seller shall have obtained all Approvals, and delivered evidence, satisfactory to Purchaser, of such Approvals.

        4.08      Orders and Laws. There shall not be in effect on the Closing Date any order or law, or any action or proceeding pending which would have the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a diminution of the benefits of the transactions contemplated by this Agreement to Purchaser.

        4.09      Shareholders Agreements. The Seller has delivered to Purchaser the Shareholders Agreement, duly executed by Seller.

        4.10      Other Documents. Seller shall have delivered to Purchaser any other document or certificate reasonably requested by Purchaser.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF SELLER

        The obligations of Seller hereunder to sell the EMG Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by such Seller in his sole discretion):

        5.01      Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement or any other Transaction Document (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

        5.02      Performance. Purchaser shall have performed and complied with each agreement and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

        5.03      Certificates. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, certifying as to the fulfillment by Purchaser of the conditions set forth in Section 5.01 and 5.02.

        5.04      Authority Documents. Purchaser shall have delivered to Seller a certificate of the Secretary of Purchaser certifying as to (i) incumbency and authority of persons executing, the Transaction Documents on behalf of Purchaser, (ii) the resolutions or minutes of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and each other Transaction Document, and (iii) certificate of incorporation and by-laws of Purchaser.

        5.05      Payment of Purchase Price. Purchaser shall have paid to Seller the Purchase Price, as provided in Section 1.02 hereof.

        5.06      Orders and Laws. There shall not be in effect on the Closing Date any order or law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        5.07      Shareholders Agreement. Purchaser shall have delivered to Seller the Shareholders Agreement, duly executed by Seller.

        5.08      Other Documents. Purchaser shall have delivered to Seller any other document reasonably requested by Purchaser.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

        6.01      Survivalof Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the third anniversary of the Closing.

        6.02      Indemnification by Seller. The Seller shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Purchaser Indemnitees”) Indemnitees against and hold them harmless from any Loss suffered or incurred by any such indemnified party arising from, in connection with, relating to or otherwise in respect of (i) any breach of, or any inaccuracy in, any representation or warranty made by Seller in Article II of this Agreement, any other Transaction Document or in any certificate delivered by Seller pursuant hereto, in each case disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or like words, solely for the purpose of determining the Loss suffered by the relevant Purchaser Indemnity, or; (ii) any breach of any covenant of Seller in this Agreement or any other Transaction Document.

        6.03      Indemnification by Purchaser. Purchaser shall indemnify the Seller against and hold it harmless from any Loss suffered or incurred by any Seller arising from, in connection with, relating to or otherwise in respect of (i) any breach of, or any inaccuracy of, of any representation or warranty made by Purchaser in Article III of this Agreement, any other Transaction Document or in any certificate delivered by Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or like words, solely for the purpose of determining the Loss suffered by Seller; and (ii) any breach of any covenant of Purchaser in this Agreement.

        6.04      Procedures Relating to Indemnification. (a) In order for any indemnified party (“Indemnified Party”) specified in Section 6.02 to make a claim for any indemnification as provided for under Section 6.02 in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim within twenty Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

    (b)        If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not objected to by the Indemnified Party in its reasonable discretion. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except in the case of a conflict of interest, as described below). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (except that if, in the reasonable judgment of the Indemnifying Party’s counsel, a conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party may employ its own counsel, separate from the counsel employed by the Indemnifying Party, and may control its defense to the extent deemed necessary by the Indemnified Party). The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party is not assuming the defense thereof or during a conflict of interest (as described above).

    (c)        If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder. All reasonable out-of-pocket costs and expenses incurred in connection with an Indemnified Party’s cooperation shall be borne by the Indemnifying Party. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnifying Party may recommend and which by its terms releases the Indemnifying Party completely in connection with such Third-Party Claim and which would not impose on the Indemnified Party and obligation to pay any amount or otherwise adversely affect the Indemnified Party or require any relief other than monetary damages (provided, however, that the Indemnified Party shall not be required to consent to any settlement, compromise or discharge which would require payments by the Indemnified Party in connection with such Third Party Claim).

    (d)        Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party. The indemnification required by Section 6.02 shall be made only after final judgment which can not be further appealed. All claims under Section 6.02 other than Third-Party Claims shall be governed by Section 6.04.

    (e)        The indemnification provisions of this Article VI (i) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (ii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit).

        6.05      Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 6.02 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party with reasonable promptness. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 6.02, except to the extent that the Indemnifying Party has been prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 6.02, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 6.02 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Loss (or any portion thereof) is estimated, on such later date when the amount of such Loss (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute as follows: (i) first, the parties shall negotiate in good faith for a period of up to 15 Business Days to resolve such dispute, then (ii) if the Indemnifying Party and the Indemnified Party are unable to reach an agreement, they shall resolve such dispute in accordance with Section 11.06.

        6.06      Indemnification Limitations. (a) Notwithstanding anything to the contrary herein, the indemnification undertakings of Purchaser in this Article VI shall be subject to the following limitations: (i) Seller shall not be required to make any indemnification payment hereunder until such time as the Loss suffered by the Purchaser Indemnities exceeds $1,000,000 in the aggregate, in which case the Purchaser Indemnitees shall be entitled to indemnification for the full amount of such Losses, including those up to the $1,000,000 threshold and (ii) in any event, Seller shall not be under the obligation to make any indemnification payment hereunder in excess, in the aggregate, of the Purchase Price.

    (b)        Notwithstanding anything to the contrary herein, the indemnification undertakings of Seller in this Article VI shall be subject to the following limitations: (i) Purchaser shall not be required to make any indemnification payment hereunder until such time as the Loss suffered by Seller exceeds $1,000,000 in the aggregate, in which case Seller shall be entitled to indemnification for the full amount of such Losses, including those up to the $1,000,000 threshold and (ii) in any event, Purchaser shall not be under the obligation to make any indemnification payment hereunder in excess, in the aggregate, of the Purchase Price.

ARTICLE VII
OPTION

        7.01      Option to Purchase Additional Shares. Seller hereby grants Purchaser the option (the “Option”) to purchase up to an additional 3,540 shares of EMG Stock (the “Option Shares”) in one or more transactions. The obligations of the Parties under this Section will terminate on the second anniversary of the date hereof (the “Option Termination Date”), provided, however, that if Purchaser does not exercise the Option with respect to 1,500 of the Option Shares by the first anniversary of this Agreement the Option, at the election of Seller, may be terminated on such first anniversary with respect to such number of Option Shares equal to the excess of (x) 1,500 over (y) the number of Option Shares purchased by Purchaser as of the first anniversary of the Agreement. Seller acknowledges that this Agreement does not obligate Purchaser to purchase the Option Shares. For the avoidance of doubt, this foregoing limitation on the binding nature of this Agreement applies only to this Section 7.01 and not any other provision of this Agreement.

        7.02      Purchase Price for Optional Shares. The per share purchase price for the Option Shares shall be equal to the Per Share Purchase Price of the New EMG Shares hereunder, as such Purchase Price may be reduced pursuant to Section 1.02(b) (the “Option Per Share Purchase Price”). The aggregate amount of the Option Per Share Purchase Price (the “Option Purchase Price”) shall be payable in cash.

        7.03      Exercise of Option. Purchaser may exercise the Option from time to time, at any time prior to the Option Termination Date by written notice to Seller. Such notice shall set forth the number of shares Purchaser wishes to purchase pursuant to the Option. Within 20 days of Purchaser’s exercise of the Option by such written notice, the parties shall enter into a Stock Purchase Agreement substantially similar to this Agreement with respect to the number of shares set forth in the Option exercise notice, except such new Stock Purchase Agreement shall not have provide Purchaser with a further option to purchase Merhav Shares. A Closing of the purchase of the Option Shares shall occur no later than 10 days after the execution of the Stock Purchase Agreement by the parties, provided, however, if any Approvals are necessary for the transfer of the Option Shares to Purchaser, such closing shall be held no later than 10 days after the receipt of the final Approval.

ARTICLE VIII
EXCLUSIVITY

        8.01      Exclusivity. Until the Closing, Seller shall not, and shall cause its Affiliates and agents, directly or indirectly, not to (i) solicit, initiate or encourage any inquiries, discussions or proposals from any other Person relating to a possible acquisition of any part of the 10,013 shares of EMG Stock out of the Merhav Shares reserved for purchase by Purchaser from Seller pursuant to the Omnibus Agreement; (ii) continue, solicit, encourage or enter into negotiations or discussions relating to any such possible acquisition; (iii) furnish to any other Person any information (not already in the public domain) relating to the transactions contemplated hereby; or (iv) enter into or consummate any agreement or understanding providing for any such possible acquisition. Until the Closing, to the extent Seller or any of its Affiliates is contacted or solicited in writing by any Person in connection with the purchase of the 10,013 shares of EMG Stock out of the Merhav Shares reserved for purchase by Purchaser from Seller pursuant to the Omnibus Agreement , Seller shall notify Purchaser in writing of any such written proposal or offer, or any inquiry or other contact with any Person with respect thereto, in each case promptly after such proposal, offer, inquiry or contact is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer inquiry or contact and the terms and conditions o such proposal, offer, inquiry or other contact.

ARTICLE IX
CERTAIN COVENANTS

        9.01      Covenants of Seller. (a) Seller hereby covenants and agrees with Purchaser that from and after the date hereof until the Closing Date, it will not vote in favor will affirmatively vote against (whether as shareholder in EMG’s general assembly or by the directors currently residing on its behalf in the Board) of any action which will cause EMG to carry on its business other than in the ordinary course consistent with past practice and, except as may be permitted or required pursuant to this Agreement, shall not vote in favor of and will affirmatively vote against (whether as shareholder in EMG’s general assembly or by the directors currently residing on its behalf in the Board) any action which will cause EMG to engage in any transactions outside the ordinary course of business, including, without limitation:

    (i)        the payment of any dividend or distribution by EMG;

    (ii)        a sale or refinancing of the pipeline project;

    (iii)        the payment of a fee, a bonus, a stipend, or other special compensation to any party;

    (iv)        amending or modifying the EMG Organizational Documents;

    (v)        the sale of substantially all of the assets of EMG;

    (vi)        the merger of EMG with and into another Person; or

    (vii)        the winding-up or liquidation of EMG.

(b) Seller shall at all times maintain such number of shares of EMG Stock that Seller would have a sufficient number of shares of EMG Stock necessary to tranfer to Purchaser pursuant to 1.02(b).

(c) Sell shall comply with the provisions of the Shareholders Agreements and carry out its obligations thereunder.

    (d)        If, at any time after the Closing Date, any further Approvals are required to be obtained, Seller shall have thirty days to obtain such Approval. The failure by the Seller to procure or receive a Approval in accordance with this Section 9.01(d) shall constitute a breach of this Agreement.

        9.02      Covenants of Each Party.

    (a)        The parties hereto shall use their reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article IV and V, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

    (b)        Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary to consummate and make effective the transactions contemplated hereby, and by the Transaction Documents. None of the parties hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

    (c)        If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to transfer to Purchaser on the register of EMG, in accordance with the EMG Organizational Documents and Egyptian Law, the full valid legal title to the New EMG Shares and Option Shares, free and clear of any Liens, the officers and directors of Seller and Purchaser are fully authorized in the name of their respective companies or otherwise to take all such lawful and necessary action and shall cooperate with each other in taking such action.

        9.03      Covenants of Purchaser. Purchaser hereby agrees that upon the execution of this Agreement, it will promptly seek to obtain approval of the shareholders of Ampal for the issuance of Stock Consideration to Seller. Purchaser undertakes to cause Ampal to timely call a meeting to obtain such shareholder approval. Upon such shareholder approval, Purchaser shall promptly and in no event later than ten Business Days after obtaining such shareholder approval, cause the transfer to Seller of the Stock Consideration, free and clear of all Liens attributable to Purchaser. In the event the above-mentioned shareholder approval is not obtained within 18 months as of the Closing Date, then Purchaser shall promptly transfer to Seller 50% of the New EMG Shares, whether by transferring legal title and beneficial ownership thereto (in the event legal title and beneficial ownership in the New EMG Shares had transferred to Purchaser at such time) or by transferring beneficial ownership thereto (in the event legal title in the New EMG Shares had not transferred at such time). In any event such transfer shall be made in the same manner in which the title and beneficial ownership or only beneficial ownership (as applicable) in the New EMG Shares was transferred to Purchaser.

        9.04      Notification of Certain Matters; Certain Consents. (a) The Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Seller, of the occurrence or non-occurrence of any event which results in any representation or warranty contained in this Agreement or any other Transaction Document being untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and any failure of the Seller or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 9.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    (b)        The Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to the Seller of (i) any notice or other communication from any Person alleging that the approval or consent of such Person or Governmental Authority is or may be required in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, (iii) any litigation, relating to or involving or otherwise affecting such party that relates to this Agreement, any other Transaction Document or EMG or EMG’s business, or (iv) any fact, event, change, development, circumstance, condition or effect that is likely to delay or impede the ability of such party to consummate the transactions contemplated by this Agreement or the Transaction Documents.

    (c)        The Seller shall give prompt notice to Purchaser of any event that may result in a material adverse effect on EMG, of its business or prospects, any fact, event, change, development, circumstance, condition or effect that could reasonably be expected to have a material adverse effect on the EMG.

     (d)        All undertakings of Seller and Purchaser under Sections 9.03(a) – (c) above are limited to events, facts, circumstances, etc. which are known to them and which are not generally known as part of the public domain.

     (e)        The Seller shall use its best efforts to obtain all of the Approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, those listed on Section 2.04 of the Disclosure Letter.

        9.05      Other Agreements. Without limiting the Option set forth in Article VII hereof, Purchaser and Seller hereby agree and confirm that upon closing of the purchase and sale of the New EMG Shares pursuant to this Agreement, all the provisions of the Omnibus Agreement (other than Article III, Section 4.5, 5.1 and Article VI thereto) are hereby terminated.

        9.06      Public Announcements. Following the execution of this Agreement and prior to the Closing, the Seller and Purchaser shall mutually agree on the form and timing of an initial joint press release to be issued regarding this Agreement. Purchaser and the Seller shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release prior to such consultation and approval, except as may be required by Law or the regulations of any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Following the Closing, Purchaser may make public statements or disclosures as it shall determine in its sole discretion.

ARTICLE X
TERMINATION

        10.01      Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser, on the one hand, and Seller, on the other hand;

    (b)        by either Purchaser, on the one hand, and Seller, on the other hand, without liability on the part of the terminating party for terminating this Agreement (provided that the terminating party is not otherwise in default or in breach of this Agreement), if the Closing has not occurred on or before August 15, 2006 for any reason, including the failure to obtain the Approvals;

    (c)        by either Purchaser, on the one hand, and Seller, on the other hand, without liability on the part of the terminating party for terminating this Agreement (provided that the terminating party is not otherwise in default or in breach of this Agreement), if Seller or Purchaser, as the case may be, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date or (ii) materially breach any of its representations or warranties or covenants contained herein, and such failure or breach is not cured within 20 days of delivery of written notice thereof.

        10.02      Effect of Termination. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder, except for the obligations under Section 11.03; provided that termination pursuant to Section 10.1(b) or (c) shall not relieve the defaulting or breaching party from any liability to the other party hereto.

ARTICLE XI
MISCELLANEOUS

        11.01      Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given (i) upon receipt if delivered personally or by Federal Express or other overnight courier service or (ii) five days after mailing, first class, postage prepaid, return receipt requested, to the parties as follows: (a) if to Purchaser, to Merhav Ampal Energy Limited, c/o Ampal-American Israel Corporation, 111 Arlozorov Street, Tel Aviv 62098 Israel, Attention: Yoram Firon, Facsimile:+972-3-6080101; (b) if to Seller, to Merhav (m.n.f) Ltd., 33 Havatzelet Hasharon Street, Herzlia, Israel, Attention: Mr. Yossef Maiman and Mr. Leo Malamud, Facsimile:+972-9-9501733; with copy to: M. Firon & Co., 16 Abba Hillel St., Ramat Gan Israel, Attention: Adv. Eldad Firon and Adv. Nimrod Bashan, facsimile: +972-3-7540011 or, in any case to such other address as a party may determine by delivery of notice pursuant to this Section 11.01.

        11.02      Entire Agreement. This Agreement (together with the Disclosure Letter and the other Transaction Documents) supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        11.03      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby. Any transfer taxes on the sale and purchase of the EMG Shares shall be borne by Seller.

        11.04      Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

        11.05      Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        11.06      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the conflicts of laws principles thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Israel, in each case located in the Tel Aviv – Jaffa district, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Israel, in each case located in the Tel Aviv – Jaffa district, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

        11.07      Rights Under This Agreement; Non-assignability. This Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns, but shall not be assignable by any party without the prior written consent of the other parties, provided, however, that each Party may assign this Agreement to an Affiliate. Nothing contained in this Agreement is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        11.08      Headings; References to Sections. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

        11.09      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

MERHAV (M.N.F.) LIMITED By: /s/ Yosef A. Maiman —————————————— Yosef A. Maiman Director

MERHAV AMPAL ENERGY LIMITED By: /s/ Jack Bigio —————————————— Jack Bigio Chief Executive Officer

By: /s/ Irit Eluz —————————————— Irit Eluz Chief Financial Officer - SVP

Appendix A

DEFINITIONS

“Affiliate” means (a) with respect to any Person (other than an individual), a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise and (b) with respect to any individual, any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person..

“Ampal” shall have the meaning set forth in Section 1.02(a).

“Ampal Advisor” shall have the meaning set forth in Section 2.05.

“Ampal Stock” shall have the meaning set forth in Section 1.02(a).

“Approvals” shall have the meaning set forth in Section 2.04.

“Beneficial Interest Transfer Instruments” shall have the meaning set forth in Section 1.04.

“Board” shall have the meaning set forth in Section 2.02(b).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York City on Israel.

“Cash Consideration” shall have the meaning set forth in Section 1.02(a).

“Closing Date” shall have the meaning set forth in Section 1.03(a).

“Closing” shall have the meaning set forth in Section 1.03(a).

“Data Room” shall have the meaning set forth in Section 2.06.

“Deadline” shall have the meaning set forth in Section 1.03(a).

“Disclosure Letter” shall have the meaning set forth in Section 1.04.

“Due Diligence Reports” shall have the meaning set forth in Section 2.06.

“EMG” shall have the meaning set forth in the Recitals.

“EMG Organizational Documents” means (i) the Decree of the General Authority for Investment and Free Zones No. 1020 of 2000 Regarding Authorization for the Establishment of East Mediterranean Gas Company an Egyptian Joint Stock Company According to the Special Free Zones System, as amended from time to time, (ii) the Statutes of East Mediterranean Gas Company an Egyptian Joint Stock Company According to the Special Free Zones System, as amended from time to time and (iii) any other document or instrument relating to the formation or governance of EMG.

“EMG Stock” shall have the meaning set forth in the Recitals.

“Financing” shall mean any transaction, action, public and/or private offering and/or issuance of debentures of any kind, in which funds are raised other than from an entity’s shareholders.

“General Investment Authority” means the Egyptian General Authority for Investment and Free Zones.

“Governmental Authority” means any governmental agency or authority of the United States, Israel, Egypt or any other country having jurisdiction over Purchaser, Seller or EMG, or any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“GSE” shall have the meaning set forth in Section 2.05.

“Indemnified Party” shall have the meaning set forth in 6.03.

“Initial Shares” shall have the meaning set forth in the Recitals.

“Law” means all laws, statutes, ordinances, directives, regulations and similar mandates of any Governmental Authority, including all orders of courts having the effect of law in each jurisdiction.

“Liens” shall have the meaning set forth in Section 2.02(b).

“Material Adverse Effect” shall have the meaning set forth in Section 2.06.

“Merhav Shares” shall have the meaning set forth in Section 1.02(b).

“NDA Agreement” means the letter agreement, between Seller and EMG, dated June 12, 2006.

“Net Profit” shall have the meaning set forth in Section 2.03(b).

“New EMG Shares” shall have the meaning set forth in the Recitals.

“Nominee Agreement” means the Nominee Agreement, dated as of December 1, 2005, between Seller and Purchaser.

“Omnibus Agreement” shall have the meaning set forth in the Recitals.

“Option Purchase Price” shall have the meaning set forth in Section 7.01.

“Option Purchase Price” shall have the meaning set forth in Section 7.01.

“Option Shares” shall have the meaning set forth in Section 7.01.

“Per Share Purchase Price” shall have the meaning set forth in Section 1.02.(b).

2

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group.

“Pledge Documents” shall have the meaning set forth in Section 1.04.

“Purchase Price” shall have the meaning set forth in Section 1.02.

“Purchaser Approval” shall have the meaning set forth in Section 3.03.

“Purchaser Indemnitees” shall have the meaning set forth in 6.02(a).

“Shareholders Agreement” shall have the meaning set forth in Section 1.05.

“Stock Consideration” shall have the meaning set forth in Section 1.02.

“Third Party Per Share Purchase Price” shall have the meaning set forth in Section 1.02.(b).

“Transaction Documents” shall have the meaning set forth in Section 2.01.

“Transfer” shall have the meaning set forth in Section 1.02(b).

“Transfer Instruments” shall have the meaning set forth in Section 1.05.

“Valuation Date” shall have the meaning set forth in Section 1.02.

“Valuation Reports” shall have the meaning set forth in Section 2.05.

“Y.M. Noy” shall have the meaning set forth in Section 1.04.

3